Exhibit (d)(5)(iii)
Schedule A
to Sub-Advisory Agreement
(updated as of September 1, 2011)

	Annual Fee Rate (stated as a percentage of
Fund	the Fund’s average daily net assets)	Effective Date
Allianz Global Investors Solutions Retirement Income Fund	0.05%	9/1/11
Allianz Global Investors Solutions 2015 Fund	0.05%	9/1/11
Allianz Global Investors Solutions 2020 Fund	0.05%	9/1/11
Allianz Global Investors Solutions 2030 Fund	0.05%	9/1/11
Allianz Global Investors Solutions 2040 Fund	0.05%	9/1/11
Allianz Global Investors Solutions 2050 Fund	0.05%	9/1/11

	Annual Fee Rate (stated as a percentage of
	the Fund’s average daily net assets
	attributable to the noted asset classes)			Effective Date
	Affiliated	Unaffiliated	Other
Fund	Funds	Funds	Investments
Allianz Global Investors Solutions Global Allocation Fund	0.15%	0.15%	0.60%	4/20/09
Allianz Global Investors Solutions Global Growth Allocation Fund	0.15%	0.15%	0.60%	4/20/09
For these purposes:
“Affiliated Funds” means any Covered Funds (defined below) for which the Manager or an affiliated person of the Manager serves or acts as an investment adviser.
“Unaffiliated Funds” means any Covered Funds other than Affiliated Funds.
“Other Investments” means any portion of the Fund’s average daily net assets not invested in Affiliated Funds or Unaffiliated Funds (including, without limitation, direct investments in securities other than shares of Covered Funds, net assets attributable to derivatives investments, and cash and cash equivalents).
[AGIS Sub-Advisory Agreement]

“Covered Fund” means any “investment company” (as defined in the 1940 Act) or any entity that would be an “investment company” under the 1940 Act but for the exceptions to that definition provided for in sections 3(c)(1) and 3(c)(7) of the 1940 Act.
[Signatures follow.]
[Schedule A to AGIS Sub-Advisory Agreement]

IN WITNESS WHEREOF, ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC and ALLIANZ GLOBAL INVESTORS SOLUTIONS LLC have each caused this Schedule A to Sub-Advisory Agreement to be signed in its behalf by its duly authorized representative, on this 1st day of September, 2011.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Brian Shlissel

Name:	Brian Shlissel
Title:	President

ALLIANZ GLOBAL INVESTORS SOLUTIONS LLC

By:	/s/ Brian Shlissel

Name:	Brian Shlissel
Title:	Managing Director
[Schedule A to AGIS Sub-Advisory Agreement — Signature Page]